Galenfeha’s Fleaux Solutions Secures $1,150,000 inlines of credit; Company gives details on recent acquisition, answers investor questions

FORT WORTH, TEXAS, February 1, 2018—Galenfeha, Inc. (OTC:GLFH) today announced the following developments: the company’s Fleaux Solutions Division secured a $650,000 bank line of credit, as well as an additional $500,000 from a private investor. Galenfeha’s President and CEO, James Ketner, also took this opportunity to answer general investor questions.

Earlier this week, Fleaux Solutions secured a bank line of credit for $650,000, plus an additional $500,000 line of credit from a private investor. These new credit facilities will allow the company to continue its solid growth in the near future.

Galenfeha’s President/CEO, James Ketner stated: “I would like to take this time to answer the four most frequently asked questions from our investors since the announcement of the acquisition of Fleaux Solutions. They are as follows:

Is this acquisition a done deal?
Yes. A PCAOB audit must be completed on Fleaux Solutions financials, and the results will be reported on Galenfeha’s next 10Q.

How did Galenfeha buy Fleaux Solutions for no stock issued and no cash?
The principals who created Fleaux Solutions are also large shareholders of Galenfeha. It is in their best interest to create shareholder value for Galenfeha. The management and team at Fleaux Solutions will remain in place and control all operations of that division.

What does this mean for Galenfeha’s top and bottom line?
With the current contracts Fleaux Solutions has in place, we anticipate revenues in excess of $8m in 2018, with earnings of $.04/share on our outstanding common. On the heels of President Trump’s State of the Union address, discussing 1.7 trillion in infrastructure spending, we believe the Fleaux Solutions division has the potential to beat the current revenue projections, and will experience strong growth over the next several years.

Has Galenfeha entered into another convertible financing agreement? Are you selling stock?
We wrote two convertible notes in June and July 2017. One of those notes has been converted. The company has not issued any new debt since mid-2017. The current outstanding common is approximately 70 million. A portion of these shares have been acquired by affiliate open market purchases, and will be moved out of the common into the Preferred Series A. All affiliates have agreed to resale lockups that have been outlined in regulatory filings with the Securities and Exchange Commission, and all affiliates are required to file with the commission regarding sales of their securities.

Mr. Ketner closed with the following: “We are on track to having a successful year for the company and our investors. This first acquisition will set the tone for future transactions as we show the business community how beneficial cooperation can be for everybody. This will be a great year for our extremely patient shareholders.”

About Galenfeha, Inc.

The company generates revenue by receiving royalties from products we developed, providing engineering, regulatory, and business consulting services across numerous disciplines, such as aerospace, automotive, and medical, and by making investments in companies that our management team feels to be undervalued. With the recent acquisition of Fleaux Solutions, LLC, the company also generates revenues and earnings through government contracts.

For more information on Galenfeha, please visit www.galenfeha.com

About Fleaux Solutions, LLC

For more information on Fleaux Solutions, LLC please visit www.fleauxsolutions.com
Please see Fleaux Solutions slide presentation: https://prezi.com/view/7P3RcS0t8Xeay8erb2UD/

Contact:
Galenfeha, Inc.
817-945-6448
info@galenfeha.com

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